Exhibit 10.3

Cigna Corporation

Cigna Long-Term Incentive Plan: Restricted Stock Grant Agreement

Cigna Corporation (“Cigna”) has granted you the number of shares of restricted stock of Cigna set forth below in this Restricted Stock Grant Agreement (“Restricted Stock Grant” or “Grant”) under the Cigna Long-Term Incentive Plan (“Plan”). The date of your Restricted Stock Grant (“Grant Date”) and the dates on which your Grant is scheduled to vest (“Vesting Dates”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.
The award of Shares pursuant to this Restricted Stock Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement (or, with respect to Cigna company employment in California, the attached Confidentiality and Non-Solicitation Agreement) (as applicable, the “Covenant Agreement”). You should carefully read all the terms and conditions of this Restricted Stock Grant and the attached Covenant Agreement and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.

If you are not willing to agree to all of the Grant and Covenant Agreement terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Restricted Stock Grant Acknowledgment and Agreement. If you do not accept the Grant, you will not receive the benefits of the Grant.
If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Restricted Stock Grant and the Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.

Participant:
Grant Type:
Plan Name: Cigna Long-Term Incentive Plan

Grant Date:
Total Granted:
Grant Price: (USD)

Vesting Schedule

Shares Granted	Vesting Date

In addition to this Restricted Stock Grant and the attached Covenant Agreement, you should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms of all documents attached to this Grant by checking the appropriate box in the online grant acceptance process. The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan Prospectus, Tax Considerations and Cigna's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Important Notice: Restricted Stock Grant and Covenant Agreement Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

Acknowledge and represent to Cigna that I have:
1. received the Restricted Stock Grant and the Covenant Agreement;
2. read and understand their terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and
3. received answers to any questions I had about the Grant and the Covenant Agreement and their terms and conditions, including the applicable restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Restricted Stock Grant.

TERMS AND CONDITIONS OF YOUR [Year]
RESTRICTED STOCK GRANT

These Terms and Conditions are an important part of your grant of Restricted Stock from Cigna Corporation (Cigna). The terms of your Restricted Stock grant are in: (a) the electronic Restricted Stock Grant Agreement above, (b) these Terms and Conditions, (c) the Covenant Agreement and (d) the applicable Plan provisions.
Certain words in this document with first letters capitalized are defined in the Restricted Stock Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1. Restricted Stock; Restrictions
Shares of Restricted Stock (Shares) are regular shares of Cigna Common Stock, but they are subject to certain Restrictions. The Restrictions are:
(a)  You cannot sell or transfer the Shares to anyone during the Restricted Period; and
(b)  Unless an exception applies, you will forfeit (lose your right to) the Shares if you have a Termination of Employment during the Restricted Period.
Article 7 of the Plan describes these Restrictions in more detail. In addition, you must also comply with all the other terms and conditions of this grant and the Covenant Agreement.

2. Restricted Period; Vesting
The Restricted Period starts on the Grant Date and ends on the Vesting Date. The Restrictions on the Shares will end (your Shares will vest) on the applicable Vesting Date only if you remain continuously employed by a Cigna company from the Grant Date to the applicable Vesting Date and comply with all the terms and conditions of this grant and the Covenant Agreement.
You have [ ] separate Vesting Dates under this grant because the Shares will vest in [ ] stages: [ ] on the [ ] anniversary of the Grant Date; [ ] on the [ ] anniversary of the Grant Date; and [ ] on the [ ] anniversary of the Grant Date. Your vesting date may be earlier (see paragraph 3).

3. Early Vesting

In certain situations your vesting date may be earlier than the Vesting Dates described in paragraph 2:
(a) The Shares will vest upon your Termination of Employment if it is Upon a Change of Control or due to your death or Disability. Whether there is a Termination Upon a Change of Control for purposes of this Restricted Stock grant is determined by reference to a Change of Control (as defined in the Plan) of the entity issuing this grant (Cigna Corporation) and not by reference to a Change of Control of any predecessor entity of Cigna Corporation.
(b) The Shares may vest upon your Termination of Employment if:
(1)  It is due to your Early Retirement or Retirement; and

(2)  The People Resources Committee or its designee (including Cigna’s senior human resources officer) approves the early vesting before your Termination of Employment.
        If you want to be considered for early vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.

4. Voting Rights; Dividends
(a) You have the right to vote the Shares. If you forfeit a Share, you will also forfeit the right to vote the Share.
(b) You have the right to receive dividends on the Shares. Dividends paid on the Shares during the Restricted Period will be held by Cigna. Subject to the forfeiture provisions of paragraph 4(c), your right to receive accumulated dividends on a Share will vest on the scheduled Vesting Date for the Share described in paragraph 2 (Scheduled Vesting Date). Once a Share vests, your right to future dividends on the Share, and the method of payment, will be the same as for any other Cigna shareholder.
(c) If you forfeit a Share, you will also forfeit the right to any accumulated and future dividends related to the Share. Even if you do not forfeit a Share, you will forfeit the right to any accumulated dividends on the Share if:
(1) You have a Termination of Employment before the Scheduled Vesting Date for a Share (even if the Share vests under paragraph 3);
(2) The Scheduled Vesting Date for a Share occurs before the Share vests (because vesting is delayed); or
(3) You are on a leave of absence when the Share vests.
(d) Vested accumulated dividends, less applicable taxes withheld, will be paid to you in a lump sum within 70 days after the Scheduled Vesting Date. Cigna will not pay any interest on the accumulated dividends.

5. Taxes at Vesting
When the Shares vest, you must satisfy any required tax withholding obligation. Cigna reserves the right to withhold enough newly-vested Shares to cover all or part of any applicable tax withholding. However, if section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, applies to you and you make a timely election under that provision, you must make an immediate cash payment to satisfy any required tax withholding obligation.

6. Book-Entry Shares; Sale of Shares
(a) Cigna (or a custodian appointed by Cigna) will hold your Shares before and after vesting in book-entry form in a Stock Account. That is, a record of your Share ownership will be kept electronically.
(b) You may generally sell or transfer vested Shares at any time, but your right to sell the Shares after they vest may be limited by Cigna. This right is subject to the terms of Cigna's Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

7. Conditions of Grant

(a) By accepting the grant, you are agreeing:
        (1)  to the Inventions provision in paragraph 7(b);
        (2) to the restrictions contained in the attached Covenant Agreement and in paragraph 7(c)(2) below (such restrictions collectively, the “Promises”);
        (3) to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition Promise under the Covenant Agreement. Such notice shall be provided by email to Cigna Shareholder Services (shareholderservices@Cigna.com) within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;
        (4) to disclose the terms of the Promises (including, without limitation, the Promises related to non-solicitation and non-competition) and the consequences of a Violation (as defined below) to any individual or entity for whom you perform services during the 12 month period immediately following your Termination of Employment; and
        (5) not to engage in any activity that would constitute a Violation (as defined below).
        You understand and agree that the conditions of the grant set forth in this paragraph 7(a) are a material part of the inducement for Cigna's granting you the Shares and essential pre-conditions to your eligibility to exercise any rights associated with the Shares and retain any benefit from the vesting of the Shares.
        The award of Shares pursuant to this Restricted Stock Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Covenant Agreement. If you decide to accept this Restricted Stock Grant, you are accepting and agreeing to all of the terms and conditions of this Grant and of the attached Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.
        You should review the terms of this Grant and the Covenant Agreement carefully to ensure that you understand what they say and what your responsibilities and obligations are before you click on the accept button to acknowledge and agree to this Grant.
(b)  Inventions
        (1) You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions. You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.
        (2) You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.
        (3) If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services

(shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).
        (4) “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.
        (5) “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.
(c) Violation
You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 7(c)(1) below, or you break any of the Promises.
(1) Willful Misconduct:
(A) You have a Termination of Employment initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna's Code of Ethics and Principles of Conduct or other employment policies.
(B) You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination of Employment and that would, if you had still been employed at the time of the discovery, be reason for your Termination of Employment for willful misconduct, as described above.
(2) Promise to Assist with Patent and Copyright Registrations:
(A) You Promise that, during your Cigna company employment and after your Termination of Employment, you will assist Cigna companies, should they request and at Cigna's expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:
(i)disclosing to Cigna companies all pertinent information and data; and
(ii)executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.
(d) (1) If you were an Executive Officer (subject to the requirements of Section 16(a) of the Exchange Act) at any time during the 24-month period before the date of a Violation of the Covenant Agreement, the People Resources Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.

(2) Otherwise, Cigna's Senior Human Resources Officer, or his or her designee, will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.
(3) Determinations of the People Resources Committee, Cigna's Senior Human Resources Officer, or his or her designee, will be final and binding on all parties.

8. Consequences of a Violation: Payment to Cigna
Important: This paragraph 8 is not Cigna's only remedy for a Violation. Cigna may seek any additional legal or equitable remedy, including as described in the Covenant Agreement.
(a) You will immediately forfeit all unvested Shares if you engage in any Violation at any time.
(b) You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:
(1) You engage in a Violation of the non-competition or non-solicitation restrictions of the Covenant Agreement; or
(2) You engage in a Violation described in paragraph 7(c)(1) (willful misconduct) or any other Violation (e.g. you disclose Cigna company Confidential Information in violation of the Covenant Agreement) at any time.
(c) “Payment” is the value you realize from any Shares that vest during the 12-month period ending on (and including) the date of your Termination of Employment. The Payment will equal:
(1) The number of Shares that vest during that 12-month period;
         multiplied by
(2) The Fair Market Value of those Shares on their Vesting Date;
         plus
(3) The total amount of all dividends, if any, paid to you on those Shares through the date of the Payment.
(d) Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:
(1) If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.
(2) Cigna will, to the extent permitted by applicable law, reduce:
(A) The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by
(B) The Payment amount.
        This reduction will not occur until the date a future payment to you is due.

(3) Cigna will send you a written notice and demand for all or part of any Payment amount. Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

9. Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions
You agree that:
(a) If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(2)(A); then
(b) You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.
10. Agreeing to Assume Risks
Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares. By accepting this Restricted Stock grant:
(a) You acknowledge that the action you request may not be completed until several days after you submit it.
(b) You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 10(a) between the time you ask for any Shares to be sold and the time your Shares are actually sold.
11. Applicable Law
You understand and agree that, except as otherwise provided in the Covenant Agreement, the terms and conditions of this Restricted Stock Grant and all determinations made under the Restricted Stock Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule.
For the avoidance of doubt, the terms and conditions of the Covenant Agreement and all determinations made under the Covenant Agreement will be interpreted under applicable state law as set forth in the Covenant Agreement.
12. Arbitration
Except as otherwise provided in the Covenant Agreement, if you have an agreement with Cigna to arbitrate employment-related disputes, you agree to resolve any disputes relating to this Restricted Stock Grant through arbitration.
13. Acceptance
If you disagree with any of these Terms and Conditions or the terms and conditions of the Covenant Agreement, YOU MUST NOT ACCEPT THE RESTRICTED STOCK GRANT. If you sign the Restricted Stock Grant or the Covenant Agreement, or acknowledge your acceptance electronically or otherwise, you will be:
(a)  Agreeing to all the terms and conditions of the Restricted Stock Grant and of the Covenant Agreement, including the Inventions provision in paragraph 7(b) and all of the Promises;
(b)  Warranting and representing to Cigna that you are, and will remain, in full compliance with all applicable terms and conditions;

(c)  Authorizing Cigna to recover the Payment described in paragraph 8 and to seek any other available remedy pursuant to the Covenant Agreement, if you engage in a Violation; and

(d) Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 9.

[Year] US RSG Grant Agreement ([ ]) including Terms and Conditions